Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-275058) and on Form S-8 (No. 333-292748) of our report dated April 15, 2026, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Brand Engagement Network Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

April 15, 2026